EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 13, 2005, relating to the consolidated financial statements and financial schedule of Aspen Technology, Inc. and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion and includes an explanatory paragraph relating to material weaknesses identified), appearing in the Annual Report on Form 10-K of Aspen Technology, Inc. for the year ended June 30, 2005.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 19, 2005